Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Madison Acquisition Ventures, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated April 15, 2007 relating to the financial statements of Madison Acquisition Ventures, Inc. for the year ended December 31, 2006 and for the period August 17, 2006 (inception) to December 31, 2006.

/s/ Bernstein & Pinchuk LLC

New York, New York
May 1, 2007